UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 16, 2008

OPTIMER PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33291	33-0830300
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10110 Sorrento Valley Road, Suite C

San Diego, CA  92121
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 909-0736

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.              Other Events.

On July 16, 2008, Optimer Pharmaceuticals, Inc. issued a press release announcing top-line results from its Prulifloxacin Phase 3 clinical trial for the treatment of infectious diarrhea. The top-line analysis of data from the trial showed that Prulifloxacin met the primary endpoint of time to last unformed stool (TLUS) in both the mITT (modified intent-to-treat; n=187) and microbiologically evaluable (per protocol; n=165) populations compared to placebo. The median TLUS for patients treated with Prulifloxacin was approximately 24 hours, which was significantly different from the TLUS for placebo, with a p-value of <0.0001. Prulifloxacin was generally well tolerated and had a similar safety profile compared to placebo.

The study was conducted at sites in Mexico and Peru and evaluated adult travelers suffering from infectious diarrhea. This is the first of two clinical studies being carried out in preparation for a New Drug Application to the U.S. Food and Drug Administration. The patients were randomized (2:1) to receive either 600mg of Prulifloxacin once daily over three days, or placebo. Stool specimens were collected before treatment and one to three days following the end of treatment to identify enteric pathogens. The primary efficacy endpoint was TLUS, which is defined as the time in hours from the first dose of study medication to the passage of the last unformed stool.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTIMER PHARMACEUTICALS, INC.

Dated: July 16, 2008	By:	/s/ John D. Prunty
John D. Prunty
Chief Financial Officer (Duly Authorized Officer
and Principal Financial and Accounting Officer)